 Exhibit 8(b)(v)

RULE 22c-2 AGREEMENT

THIS AGREEMENT is made effective as of April 17, 2007 by and between Delaware Distributors, L.P. (“DDLP”) and Delaware Service Company, Inc. (“DSC”) (collectively, “Fund Agent”) and Lincoln National Life Insurance Company (the “Intermediary”), on its own behalf and on behalf of one or more separate accounts of the Intermediary (each such account referred to as the “Account”):

WHEREAS, DDLP serves as distributor to Delaware Group Premium Fund, Inc. and each of its series (each, a “Fund” and collectively, the “Funds”), and DSC serves as transfer agent for the Funds;

WHEREAS, the Intermediary, to the extent permitted by applicable insurance laws and regulations, purchases Fund shares on behalf of each Account to fund certain  variable annuity contracts (“Contracts”);

WHEREAS, DDLP and the Intermediary previously entered into a Participation Agreement (“Participation Agreement”), dated May 1, 1996, to make shares of the Funds available as investment options in Contracts;

WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940 (the “1940 Act”), the Funds, or on the Funds’ behalf, the Funds’ principal underwriter or transfer agent, is required to enter into an agreement with Intermediary under which Intermediary is required to provide the Funds, upon request, with certain shareholder and account information and to prohibit transactions that violate each Fund’s purchase blocking policy; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

Shareholder Information

1.
Agreement to Provide Information.  Intermediary agrees to provide the Funds or Fund Agent, upon written request, the Taxpayer Identification Number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

(a)
Information Request.  Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  The Funds or Fund Agent may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(b)
Form and Timing of Response.  Intermediary agrees to transmit the requested information that is on its books and records to the Funds or Fund Agent promptly, but in any event not later than ten (10) business days, after receipt of a request.  If requested by a Fund or Fund Agent, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) business days after receipt of a specific request, whether any specified person about whom it has received the identification and transaction information specified in Paragraph 1 above is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Funds or Fund Agent, promptly, but in any event not later than ten (10) business days after such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified in Paragraph 1 above for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund(s).  In such instance, Intermediary agrees to inform the Fund Agent whether it plans to perform (i) or (ii).

Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

To the extent practicable, the format for any transaction information provided to the Funds or Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

(c)
Limitations on Use of Information.  The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.  A Fund may, however, use the information received to ensure compliance with the Fund’s compliance policies and procedures.

2.
Agreement to Restrict Trading.  Intermediary agrees to execute written instructions from a Fund or Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(a)
Form of Instructions.  Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b)
Timing of Response.  Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but in any event not later than five (5) business days after receipt of the instructions by the Intermediary.

(c)
Confirmation by Intermediary.  Intermediary must provide written confirmation to the Fund that instructions have been executed.  Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Agreement:

(a)	The term “Fund” does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(b)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediary.

(c)	The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

(d)	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(e)	The term “purchase” does not include the automatic reinvestment of dividends.

(f)	The term “written” includes electronic writings and facsimile transmissions.

(The remainder of this page intentionally left blank.)

598409

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

Delaware Distributors, L.P.                                                                                     Lincoln National Life Insurance Company

By:           /s/ Douglas Anderson                                                                           By:           /s/ Kelly D. Clevenger

Name:                       Douglas Anderson                                           Name:                      Kelly D. Clevenger

Title:                      Senior Vice President                                                      Title:                      Vice President

Delaware Service Company, Inc.

By:           /s/ Douglas Anderson

Name:                      Douglas Anderson

Title:                      Senior Vice President

Amendment to
Rule 22c-2 Agreement

This Amendment to the Rule 22c-2 Agreement dated April 17, 2007 between The Lincoln National Life Insurance Company (“Intermediary”) and Delaware Distributors, L.P. and Delaware Service Company, Inc. (collectively, “Fund Agent”) is effective as of October 16, 2007, regardless of when executed.

WHEREAS, the Fund Agent wishes to utilize the services of a third party vendor to handle certain shareholder and account information; and

WHEREAS, the parties desire to provide for confidential treatment of shareholder information.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The following paragraph is added to the Agreement as a new paragraph to Section 1:

Use of Third Party Vendor. The Fund Agent authorizes Intermediary to transfer certain shareholder and account information to DST Systems, Inc. (“Vendor”) to assist in gathering, maintaining and analyzing such information by utilizing data warehousing, analytics, and administrative tools. Fund Agent may authorize Vendor to deliver instructions to Intermediary with respect to the delivery of shareholder information to Vendor.

2.	The paragraph entitled Limitation on Use of Information in Section 1 of the Agreement is hereby deleted and replaced with the following:

Limitation on Use of Information. Unless the Intermediary provides prior written consent, Fund Agent and Vendor agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.
Delaware Distributors, L.P.                                                                                                           The Lincoln National Life Insurance Company

By:           /s/ Stephen J. Busch                                           By:           /s/ Daniel R. Hayes
Name:                      Stephen J. Busch                                                                Name: Daniel R. Hayes
Title:                      Senior Vice President                                                                           Title:   Vice President

Delaware Service Company, Inc.

By:___/s/ Stephen J. Busch
Name: Stephen J. Busch
Title:  Senior Vice President

[Delaware Investments Logo]

November 3, 2011

Lincoln National Life Insurance Company
1300 S. Clinton Street
Fort Wayne, IN 46802

RE: Rule 22c-2 Designee Letter Agreement

Dear Lincoln National Life Insurance Company:

We have previously entered into a Rule 22c-2 Agreement (“Agreement”) with you. Pursuant to that Agreement, we now are requesting that you send any identification and/or transaction information to our designee, BNY Mellon Assets Servicing/SunGard 22c-2 Solution (“Designee”).

We hereby confirm that we have entered into a separate agreement with our Designee and our Designee has agreed to the “Limitations on Use of Information” as stated in our Agreement. Furthermore, we agree that we will be liable to you under the “Indemnification” provisions of our Agreement should our Designee make any unauthorized disclosure of such identification and/or transaction information.

Please confirm Lincoln National Life Insurance Company’s agreement to the above by signing this letter in the space provided below.

Sincerely,

/s/ Stephen J. Busch

Stephen J. Busch
Senior Vice President
Delaware Investments

ACKNOWLEDGED AND AGREED:
Lincoln National Life Insurance Company

By: /s/ Daniel R. Hayes
Title: Vice President

www.delawareinvestments.com

Delaware Investments refers to Delaware Management Holdings, Inc. and its subsidiaries.
Macquarie Group refers to Macquarie Group Limited and it subsidiaries and affiliates worldwide.

Amendment to
Rule 22c-2 Agreement

This Amendment to the Rule 22c-2 Agreement dated April 17, 2007 between The Lincoln National Life Insurance Company (“Intermediary”) and Delaware Distributors, L.P. and Delaware Service Company, Inc. (collectively, “Fund Agent”) is effective as of October 16, 2007, regardless of when executed.

WHEREAS, the Fund Agent wishes to utilize the services of a third party vendor to handle certain shareholder and account information; and

WHEREAS, the parties desire to provide for confidential treatment of shareholder information.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

4.	The following paragraph is added to the Agreement as a new paragraph to Section 1:

Use of Third Party Vendor. The Fund Agent authorizes Intermediary to transfer certain shareholder and account information to BNY Mellon Asset Servicing/SunGard Global Network 22c-2 Solution (“Vendor”) to assist in gathering, maintaining and analyzing such information by utilizing data warehousing, analytics, and administrative tools. Fund Agent may authorize Vendor to deliver instructions to Intermediary with respect to the delivery of shareholder information to Vendor.

5.	The paragraph entitled Limitation on Use of Information in Section 1 of the Agreement is hereby deleted and replaced with the following:

Limitation on Use of Information. Unless the Intermediary provides prior written consent, Fund Agent and Vendor agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

6.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

Delaware Distributors, L.P.                                                                                                           The Lincoln National Life Insurance Company

By:           /s/ Stephen J. Busch                                           By:           /s/ Daniel R. Hayes
Name:                      Stephen J. Busch                                                                Name: Daniel R. Hayes
Title:                      Senior Vice President                                                                           Title:   Vice President

Delaware Service Company, Inc.

By:___/s/ Stephen J. Busch
Name: Stephen J. Busch
Title:  Senior Vice President